Exhibit 4.3

RULES OF THE REED ELSEVIER GROUP PLC
BONUS INVESTMENT PLAN 2010

(Approved by the shareholders of Reed Elsevier PLC
in general meeting on 21 April 2010)
(Approved by the shareholders of Reed Elsevier NV
in general meeting on 20 April 2010)
Adopted by the directors of Reed Elsevier Group plc on 21 April 2010

THE REED ELSEVIER GROUP PLC BONUS INVESTMENT PLAN 2010
1. Definitions
1.1 In this Plan, unless the context otherwise requires, the following expressions have the following meanings:
Adoption Date means 21 April 2010;
Capital Reorganisation means any variation in the share capital or reserves of a Qualifying Company (including without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);
Cash Investment means the proportion or amount of an Employee’s Investment Amount which he has chosen to source in cash;
Committee means the remuneration committee of the board of directors of the Company or other duly authorised committee;
Company means Reed Elsevier Group plc;
Control has the meaning given to it by section 995 Income Taxes Act 2007;
Date of Grant means the date on which a Matching Share Award is granted by the Committee under Rule 4.2;
Dealing Restrictions means any restrictions on, or requirement for, approvals for dealing in Shares whether under the Company’s, RE PLC’s or RE NV’s share dealing rules, the provisions of the Model Code for Securities Transactions by Directors of Listed Companies, the provisions of the Listing Rules of the UK Listing Authority or the City Code on Takeovers and Mergers or any of their equivalents in any applicable jurisdiction;
Dividend Equivalent means a right to a cash payment or Shares in accordance with Rule 7;
Dutch ADS means an American Depositary Share representing a Dutch Share;
Dutch Share means an ordinary share in the capital of RE NV or any other shares representing those shares following any Capital Reorganisation;
Employee means any employee or executive director of any member of the Group or a Qualifying Company;
Existing Shares means, unless the Committee specifies otherwise in an Invitation, any Shares which are beneficially owned by a Participant, excluding any Shares which the Participant holds as Personal Shares under the Reed Elsevier Group plc Growth Plan;
Gross Investment Amount means the Investment Amount prior to the deduction of income tax and employee’s social security contributions;
Group means the Company and every company which is under the Control of the Company, and member of the Group will be construed accordingly;

Investment Amount means the percentage or amount of his Investment Opportunity which a Participant invests in the Plan in accordance with Rule 3.3(a);
Investment Date means such date as is specified by the Committee in an Invitation for the purchase of Investment Shares or, if Dealing Restrictions are in place on that date, such later date when the Dealing Restrictions lift;
Investment Opportunity means an amount equal to an Employee’s net target bonus opportunity as at the 31 December preceding the Date of Grant under an annual bonus scheme operated by any member of the Group, or such lesser amount determined on any other basis as the Committee may specify from time to time;
Investment Period means the period specified in Rule 5.4(b);
Investment Shares means Shares held by a Participant in this Plan in accordance with Rules 3.4 to 3.6 of this Plan;
Invitation means an invitation to participate in the Plan issued to an Employee by the Committee in accordance with Rule 3.2;
Matching Share Award means, unless Schedule 5 applies, a right granted under Rule 4 to receive Shares without payment and references to Matching Shares will be construed accordingly;
Participant means any individual who holds a subsisting Matching Share Award (including where the context permits, the legal personal representatives of a deceased Participant);
Performance Period means the period, as specified in Rule 5.4(c) after which the Performance Target is measured;
Performance Target means, unless the Committee determines otherwise at the Date of Grant, the conditions set out in Schedule 1 and measured after the end of the Performance Period applicable to Matching Share Awards;
Plan means this Reed Elsevier Group plc Bonus Investment Plan 2010 as amended from time to time;
Price means the price or the mean average of the prices, as applicable, at which Investment Shares are purchased pursuant to Rule 3.4;
Qualifying Company means each of RE PLC and RE NV;
RE NV means Reed Elsevier NV;
RE PLC means Reed Elsevier PLC;
Rules means the rules of the Plan;
Share means a UK Share, a Dutch Share, a UK ADS and a Dutch ADS and Shareholder will be construed accordingly;
Termination Date means the date on which a Participant ceases to be an Employee;

UK ADS means an American Depositary Share representing a UK Share;
UK Share means an ordinary share in the capital of RE PLC or any other shares representing those shares following any Capital Reorganisation;
Normal Vesting Date means the date, following the end of the Performance Period, on which the Committee determines the extent to which the Performance Target has been satisfied or, if there are Dealing Restrictions in place on that date, such later date when those Dealing Restrictions lift;
Vesting means the Participant becoming absolutely entitled to receive the Shares comprised in his Matching Share Award in accordance with these Rules and Vest and Vested will be construed accordingly.
1.2 References to any statute or statutory instrument or to any part or parts thereof include any modification, amendment or re-enactment thereof for the time being in force.
1.3 Words of the masculine gender will include the feminine and vice versa and words in the singular will include the plural and vice versa unless in either case the context otherwise requires or is otherwise stated.
1.4 The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.
2. Eligibility
Employees are eligible to participate in the Plan as selected by the Committee. Employees under notice of termination of employment at the Date of Grant are not eligible to participate, unless the Committee determines otherwise.
3. Investment Shares
Investment Opportunity
3.1 The Committee may invite selected Employees to invest a specified percentage, up to a maximum of 100%, of their Investment Opportunity (or such lesser amount as specified by the Committee from time to time) in Investment Shares in accordance with the terms of this Plan.
Invitation to Participate
3.2 Following the notification of the amount of any annual bonus payable to the Employee for any financial year, Invitations to participate in the Plan will be sent to selected Employees. The Invitation will specify:
(a)	the Investment Opportunity;
(b)	the maximum percentage of the Investment Opportunity which the Employee may invest in the Plan;

(c)	the minimum percentage of the Investment Opportunity which the Employee may invest in the Plan and any applicable multiples of that minimum percentage;
(d)	the sources which an Employee may use to invest in the Plan, which will be any or all of the following as determined by the Committee: net annual bonus received in respect of the financial year preceding the Invitation, any other cash funds available to the Employee and Existing Shares;
(e)	the date by which the Employee must accept his Invitation in order to participate in the Plan;
(f)	the date or dates by which and the person to whom the Employee must transfer his Investment Amount in order to be able to participate in the Plan;
(g)	the Investment Date;
(h)	the method by which the number of Shares subject to a Matching Share Award is calculated and the Performance Target; and
(i)	such other information as the Committee may determine.
Requirements for acceptance of an Invitation
3.3 When accepting an Invitation, an Employee will:
(a)	specify his chosen Investment Amount;

(b)	to the extent that the Invitation allowed more than one source for the Investment Amount, specify the percentage of his Investment Amount which he wishes to contribute by reference to each source;

(c)	to the extent that the Investment Amount comprises a Cash Investment, agree to pay directly or, if appropriate, direct his employing company to pay, that amount to the Company (or such other person as the Committee may specify) by the specified date;

(d)	to the extent that the Investment Amount comprises Existing Shares, agree to transfer the required number of Existing Shares (to such person as the Committee may specify) by the specified date, or to take any alternative action with regard to such Existing Shares as determined by the Committee;

(e)	specify the proportion of UK Shares, Dutch Shares, UK ADSs, and Dutch ADSs (i) which should comprise the Investment Shares to be acquired with the Cash Investment on the Investment Date and/or (ii) which will comprise the Existing Shares being transferred;

(f)	agree to comply with such arrangements for the holding of the Investment Shares as the Committee may determine appropriate;

(g)	agree that he will execute such tax elections as the Committee may consider necessary or desirable including without limitation an election under section 431 Income Tax (Earnings and Pensions) Act 2003;

(h)	agree that he will comply with such other conditions as the Committee may specify as a condition of grant of a Matching Share Award; and

(i)	complete any other aspects of the Invitation as required.
Purchase of Investment Shares
3.4 Subject to the Company (or such other person as the Committee specified) having received the Participant’s Cash Investment by the specified date, the Committee will arrange to purchase, on the Investment Date, the number of Shares (of the type specified by the Employee in his completed Invitation) which can be purchased with the Participant’s Cash Investment. However, if it is not reasonably practicable to make the required purchases of Shares on behalf of all Employees participating in the Plan on the Investment Date, then the Shares will be purchased over a number of dealing days and each Participant will be treated as having acquired his Investment Shares at the mean average of the prices at which all such Shares were purchased. A Participant will have no entitlement to be repaid any part of the Cash Investment which is insufficient to purchase a whole Share.
3.5 A Participant’s total number of Investment Shares will be the aggregate of (i) the nearest whole number of Shares that are acquired pursuant to Rule 3.4 with the Cash Investment provided by the Employee and (ii) the Existing Shares which the Employee elected to commit to the Plan pursuant to Rule 3.3(d) above, which are transferred into the Plan by the specified date and which are deemed to be invested in the Plan at the Price. A Participant will be notified of his total number of Investment Shares.
3.6 If an Employee makes an election under Rule 3.3 but (i) that election is made after the date specified in the Invitation or (ii) he fails to provide funds to enable the Investment Shares to be purchased by the specified date, the Committee will not be required to proceed with granting a Matching Share Award but may in its absolute discretion decide to do so, subject to the Rules of this Plan, provided that the Investment Shares will then be purchased at the price prevailing on the dealing day on which the Investment Shares are actually purchased and the Shares to be comprised in the Matching Share Award will be calculated accordingly.
Retention of Investment Shares
3.7 A Participant’s Investment Shares must, except to the extent expressly provided otherwise by these Rules, continue to be held under the Plan until the date of Vesting of the related Matching Share Award.
3.8 During the Investment Period, the Participant will not sell, transfer, pledge, assign or otherwise dispose of all or any Investment Shares, nor request the transfer of such Investment Shares to himself (provided that the Committee may in its absolute discretion allow such actions or release the Investment Shares to the Participant if it considers that exceptional circumstances exist, in which case the Committee will determine the extent to which the related Matching Share Award will be scaled back, if at all, and in what manner). Any such action or attempt at such action by the Participant (without consent) will result in the automatic lapse of the Matching Share Award.
3.9 At the end of the Investment Period, the Participant’s Investment Shares will be released to him as soon as reasonably practicable.

Beneficial ownership of Investment Shares
3.10 The beneficial interest in the Investment Shares, to the extent not already held by the Participant will pass to the Participant on the Investment Date or the date upon which they are otherwise purchased pursuant to Rules 3.4 or 3.6. During the Investment Period, the Participant will be entitled to receive all dividends payable in respect of the Investment Shares and will have the rights commonly enjoyed by a beneficial owner of Shares provided that any voting rights will be exercisable by a direction in writing given to the trustee or other nominee in whose name the Investment Shares are registered. The Participant will have no corresponding rights in respect of the Shares in the Matching Share Award prior to Vesting.
4. Grant of Matching Share Awards
Number of Shares comprised in a Matching Share Award
4.1 On the Investment Date, the Committee will grant a Matching Share Award to an Employee who has committed Investment Shares to the Plan. Except as otherwise provided in these Rules, the number of Shares comprised in the Matching Share Award will be the nearest whole number of Shares which can be acquired at the Price with the Participant’s Gross Investment Amount. The Matching Share Award will include UK Shares, Dutch Shares, UK ADSs and Dutch ADSs in the same proportions as those comprised in the Investment Shares. If an Employee has committed to transfer Existing Shares into the Plan to make up part or all of his Investment Amount, and then fails to transfer the required value of Existing Shares by the specified date, any Matching Share Award already granted to him will immediately lapse in whole or in part as determined by the Committee.
Timing of grant of Matching Share Award
4.2 A Matching Share Award will normally be granted by the Committee within the period of 42 days commencing on:
(a)	in respect of the grant of Matching Share Awards in 2010, the day immediately following the day on which the Plan was approved by RE PLC in general meeting and by RE NV in general meeting;

(b)	the date on which a Qualifying Company makes an announcement of its results for the full year, the half year or any other interim results or trading update; and

(c)	any other date when the Committee resolves that exceptional circumstances exist which justify the grant of a Matching Share Award,
If Dealing Restrictions remain in force during such period (or for such longer period as the Committee thinks fit) the Committee will either:
(i)	invite the Employee to reconsider whether he wishes to elect to participate in the Plan; or

(ii)	withdraw the Invitation.

5. Terms of Matching Share Awards
5.1 The grant of a Matching Share Award is conditional upon a Participant agreeing to comply with any arrangements specified by the Company for the payment of tax and social security contributions in respect of Shares to which he is or may become entitled under the Plan including, without limitation (i) the right to sell on the Participant’s behalf sufficient Shares to satisfy any tax or social security contributions liability on his part for which any member of the Group may be liable and (ii) entering into any election under Chapter 2 of Part 7 of the Income Tax (Earnings & Pensions) Act 2003 specified by the Company.
5.2 Matching Share Awards will be granted on the basis that they only Vest to the extent that the Performance Target has been satisfied.
5.3 The Committee may make the grant of Matching Share Awards subject to any other conditions it determines appropriate including requiring a Participant to agree to comply with certain post-employment restrictive covenants.
5.4 Matching Share Awards will be granted by deed. Each Participant will receive information (electronically or in hard copy) following the Date of Grant summarising the main terms of the Matching Share Award. This summary may include the following information:
(a)	The Number of Shares — number of Investment Shares and number of Shares comprised in the Matching Share Award and in what proportion they comprise UK Shares, Dutch Shares, UK ADSs and/or Dutch ADSs.

(b)	The Investment Period — The Investment Period will commence on the Investment Date and will expire on the earlier of the Normal Vesting Date or other date of Vesting under these Rules .

(c)	The Performance Period — The Performance Period will be the period of three consecutive financial years commencing with the financial year in which the Date of Grant falls.

(d)	Details of the Performance Target applicable to Matching Share Awards.

(e)	The terms of any other conditions imposed pursuant to rules 5.1 and 5.3.

(f)	Which (if any) Schedules to the Plan apply to the Matching Share Award.
6. Normal Vesting of Matching Share Awards
6.1 Except as otherwise provided in these Rules, the number of Matching Shares which Vest on the Normal Vesting Date will be determined by the Committee following the expiry of the Performance Period by reference to the extent to which the Performance Target has been satisfied and any other conditions to which the Matching Share Award is subject are fulfilled or waived. A Matching Share Award will lapse on the Normal Vesting Date to the extent that it does not Vest.
6.2 The Investment Shares together with the Vested Matching Shares will be released to the Participant as soon as reasonably practicable following the Normal Vesting Date along with the Dividend Equivalent.

7. Entitlement to Dividend Equivalents
7.1 In addition to any Shares which a Participant becomes entitled to on the Vesting of a Matching Share Award, the Participant will, subject to Rule 7.3, also be entitled to a cash payment equal in value to the ordinary dividends (excluding any associated tax credit) which would have been paid on the Vested Matching Shares during the period commencing at the start of the Performance Period and ending on the earlier of (i) the end of the Performance Period and (ii) the Vesting of the Matching Share Award.
7.2 The cash payment to which the Participant becomes entitled under Rule 7.1:
(a)	will be calculated (in such manner as the Committee sees fit) by reference to the currency payment of the underlying dividend (and paid in such currency as the Committee sees fit);

(b)	will be calculated without any entitlement to interest (or other type of investment return) in the period between the dividend payment date and Vesting;

(c)	will be paid (subject to such deductions as are required by law) within one month of Vesting; and

(d)	will be calculated by reference to ordinary dividends and without regard to special dividends or distributions or dividends-in-specie;
7.3 Instead of making a cash payment, the Committee may in its discretion satisfy any entitlement to Dividend Equivalents arising in accordance with Rule 7.1 by transferring existing Shares with an equivalent value (as determined at the time of Vesting).
7.4 For the avoidance of doubt, any payment referred to in this Rule 7 does not represent an entitlement to actual dividends on the underlying Shares, by reason of the Participant not being beneficial owner of the Shares at that time.
8. Termination of Employment
Participant gives or receives notice
8.1 Except as otherwise provided in these Rules, in the event that a Participant gives or receives notice of termination of employment for any reason other than those set out in Rules 8.2 and 8.4, a Matching Share Award will automatically lapse on the date on which notice is given or received. The Participant’s Investment Shares will be released to him as soon as reasonably practicable after the date of notice.
Approved Leaver
8.2 Except as otherwise provided in these Rules, in the event that the Participant ceases to be an Employee during the Investment Period by reason of:
(a)	redundancy (as defined in section 139 of the Employment Rights Act 1996);

(b)	retirement with the consent of the Company;

(c)	the sale of the company or business in which the Participant is employed out of the Group; or

(d)	any other reason the Committee, in its absolute discretion, determines:
(i)	the Matching Share Award will continue in force over a Pro-rated Number of Shares until the end of the Investment Period and will lapse as to the balance on the Termination Date. The Matching Share Award will Vest on the Normal Vesting Date in accordance with Rule 6; and

(ii)	the Participant will be required to retain a Pro-rated Number of Investment Shares in the Plan until the end of the Investment Period, at which time those Shares will be released to the Participant. The balance of the Investment Shares will be released to the Participant as soon as reasonably practicable following the Termination Date.
8.3 The Committee has discretion to vary the application of Rule 8.2 and determine that a Participant’s Matching Share Award and Investment Shares should be treated as set out in Rule 8.4 instead.
Death, Injury, Disability and Ill-health.
8.4 Save as otherwise provided in these Rules, in the event that the Participant ceases to be an Employee during the Investment Period:
(a)	by reason of death, injury, disability or ill-health:
(i)	the Shares comprised in a Matching Share Award will Vest over a Pro-rated Number of Shares subject to performance. The Performance Target will be assessed based on progress made against targets at the Termination Date as determined at the Committee’s absolute discretion. Such determination will take place as soon as practicable after the Termination Date and to the extent that the Matching Share Award does not Vest on the date of determination, it will immediately lapse; and

(ii)	the Investment Shares will be released in full to the Participant or his personal representatives (as applicable) as soon as reasonably practicable following the Termination Date.
8.5 The Committee has discretion to vary the application of Rule 8.4 and determine that:
(a)	a Participant’s Matching Share Award and Investment Shares should be treated as set out in Rule 8.2 instead; or
(b)	the Performance Target will be waived and/or Shares comprised in a Matching Share Award will Vest in full on the Termination Date and the Investment Shares will be released in full to the Participant or his personal representatives (as applicable) as soon as reasonably practicable following the Termination Date.

8.6 For the purposes of this Rule 8, the Pro-rated Number will be such number of Shares as is determined by multiplying the number of Investment Shares or Shares comprised in a Matching Share Award (as applicable) by A/B where A is the number of complete calendar months which the Participant was employed during the Performance Period and B is 36.
9. Claw-Back Arrangements
Breach of Restrictive Covenants
9.1 If a Participant breaches any term of his post-termination restrictive covenants (such breach to be determined by the Committee acting fairly and reasonably), any unvested Matching Share Awards will lapse on the date of the Committee’s determination and the Committee may require him to pay to the Company or any other member of the Group, within seven days of written demand from the Company, the Relevant Amount (as defined in Rule 9.2 below).
9.2 The Relevant Amount is an amount equal to A minus both B and C where:
A is an amount equal to the pre-tax gain realised by the Participant in respect of any Matching Share Awards and Dividends Equivalents in the period beginning six months before the Termination Date and ending when the Participant’s restrictive covenants cease to apply. For these purposes, the gain will be the sum of the market value of the Vested Shares when received by the Participant and the related Dividend Equivalents, and such gain will be determined irrespective of whether the Participant has sold or retained the Shares so acquired;
B is an amount equal to the tax and social security charges and liabilities incurred by the Participant in respect of A; and
C is any payment of the Claw-back Amount, determined in accordance with Rule 9.4, in respect of A.
Materially misstated financial or other data
9.3 If the Committee, within two years after the Vesting of a Matching Share Award, considers that the Vesting of the Matching Share Award and/or the payment of Dividend Equivalents was determined on the basis of materially misstated financial or other data (the Incorrect Award), it will, unless it determines otherwise, recover the Claw-back Amount (as defined in Rule 9.4 below) by taking one or more of the following actions:
(a)	reduce any outstanding unvested Matching Share Awards by the Claw-back Amount; and/or

(b)	reduce any future Matching Share Awards by the Claw-back Amount; and/or

(c)	require the Participant to pay to the Company, within thirty days of a written demand from the Company, the Claw-back Amount.
9.4 The Claw-back Amount will be the difference between (i) the Incorrect Award and (ii) the Matching Share Award and Dividend Equivalents that would have Vested or been payable had the correct data, as determined by the Committee acting fairly and reasonably, been used. This may be expressed as a number of Shares or a monetary amount or a combination thereof as the Committee considers appropriate. In determining the Claw-back Amount, the Committee may take into account such matters as it sees fit including, but not limited to:
(a)	the difference between the Incorrect Award and the correct Matching Share Award;

(b)	any gain made by the Participant on the sale of Shares comprised in the Matching Share Award;

(c)	any tax and/or dealing costs incurred by the Participant in connection with the Incorrect Award, and

(d)	whether the Participant has made a payment pursuant to Rules 9.1 to 9.2 which would take account of Shares subject to an Incorrect Award.
9.5 By accepting a Matching Share Award, a Participant will be bound by this Rule 9 notwithstanding (i) that it may only be applicable after the release of Shares under these Rules and (ii) whether or not the essential terms of this Rule 9 have been separately notified to each Participant.
10. Change of Control of a Qualifying Company
10.1 Except as otherwise provided in these Rules, if any person:
(a)	obtains Control of a Qualifying Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of that Qualifying Company;

(b)	becomes bound or entitled to acquire Shares under sections 979 and 983 of the Companies Act 2006 (or in relation to RE NV becomes entitled to acquire compulsorily Shares held by minority shareholders); or

(c)	obtains Control of a Qualifying Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006 (or in relation to RE NV under any equivalent legislative provision in the Netherlands), then any unvested Matching Share Awards over Shares in that Qualifying Company (but not those in the other Qualifying Company) will Vest in respect of the Pro-rated Number within 30 days of the relevant event, subject to the Performance Target. The Performance Target will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion.
10.2 Any Matching Share Award over Shares in that Qualifying Company which do not Vest as a result of the relevant event will lapse on the relevant event.
10.3 The Investment Shares in that Qualifying Company (but not those in the other Qualifying Company) will be released as soon as reasonably practicable after the date of the relevant event.

10.4 For the purposes of this Rule 10, the Pro-rated Number will be such number of Shares as is determined by multiplying the number of Shares comprised in a Matching Share Award by A/B where A is the number of complete calendar months between the start of the Performance Period and the relevant event (but cannot exceed 36) and B is 36.
11. Change of Control of the Company
Except as otherwise provided in these Rules, the provisions of Rule 10 will apply with any necessary changes in the event that any person (either alone or together with any person acting in concert with him) obtains Control of the Company and the Shares comprised in Matching Share Awards which may Vest, and the Investment Shares which may be released, as a result of the relevant event will be Shares in both Qualifying Companies.
12. Internal Reorganisation
12.1 Rules 10 and 11 will not apply if the purpose and effect of the change of Control or scheme of arrangement is:
(a)	to create a new holding company for the relevant Qualifying Company, such company having substantially the same Shareholders and proportionate shareholdings as those of the Qualifying Company immediately prior to the scheme of arrangement;

(b)	to give one Qualifying Company Control (directly or indirectly) of the other Qualifying Company;

(c)	the person obtaining Control of the Company is one of the Qualifying Companies or a company under the Control of one or both of them; or

(d)	the Company remains under the ultimate Control of the Shareholders of the Qualifying Companies immediately prior to the relevant transaction affecting the Company.
12.2 If Rule 12.1 applies:
(a)	Matching Share Awards will not Vest and Investment Shares will not be released as a result of the relevant event;

(b)	a Matching Share Award will instead be exchanged for an equivalent award over such shares as the Committee determines appropriate;

(c)	Investment Shares will instead be exchanged for shares or cash and continue to be subject to the Plan on such terms as the Committee determines appropriate; and

(d)	the Committee may make any modifications to the Performance Target as it determines appropriate.
12.3 The Committee may vary the application of this Rule 12 so that it applies to Matching Share Awards and Investment Shares over Shares in both Qualifying Companies or to Shares in only one Qualifying Company.

12.4 Where Rule 12 applies, a Participant will not be treated as ceasing to be an Employee until he ceases to be employed by a company which is either the relevant holding company or a subsidiary of the holding company (within the meaning of section 1159 of the Companies Act 2006).
13. Rollover on a Change of Control
13.1 The Committee may determine that Rules 10 or 11 will not apply on a change of Control of a Qualifying Company or the Company (as applicable) and may, with the consent of the person obtaining Control, (i) determine that the Matching Share Awards will be rolled over in accordance with either the provisions of Rule 12.2 or Rule 13.2 or (ii) allow the Participants to choose between Vesting under Rules 10 or 11 as applicable and rollover in accordance with, as determined by the Committee, Rule 12.2 or Rule 13.2.
13.2 The Committee can determine that Matching Share Awards are rolled over in accordance with the following terms:-
(a)	the Performance Target will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion;

(b)	to the extent that the Performance Target has been met, a Matching Share Award will be exchanged for an equivalent award over such shares as agreed between the Committee and the person obtaining Control, and will Vest on the Normal Vesting Date subject to the Participant remaining in employment within the acquirer group of companies (unless Rules 8.2 to 8.6 apply) and will be subject to the Rules as they last had effect in relation to the Matching Share Award that was rolled-over;

(c)	to the extent that the Performance Target has not been met, the Matching Share Award will immediately lapse; and

(d)	the Committee may specify such requirements in relation to the Investment Shares as it determines appropriate.
13.3 For the avoidance of doubt, in Rules 10, 11, 12 and 13, “Committee” means those people who were members of the Committee immediately before the event by virtue of which the applicable Rule applies.
14. Voluntary winding up
The provisions of Rule 10 will apply with any necessary changes in the event that notice is duly given of a resolution for a voluntary winding up of a Qualifying Company provided that, all references in that Rule to the date of the relevant event will be treated as references to the date on which notice is given for the voluntary winding-up of a Qualifying Company.
15. Adjustments
15.1 In the event of:
(i)	any Capital Reorganisation; or

(ii)	the implementation by a Qualifying Company of a demerger or the payment by a Qualifying Company of a super-dividend which would otherwise materially affect the value of a Matching Share Award;
(a)	the number of Shares comprised in the Participant’s Matching Share Award will be adjusted in such manner as the Committee, in its absolute discretion, thinks fit; and

(b)	a Participant will in respect of his Investment Shares be treated in the same manner as any other holder of Shares, except that (unless the Committee determines otherwise):
(i)	in the event of a rights issue in respect of Investment Shares, the Participant (or other nominee holding Investment Shares on his behalf) will be required to sell sufficient rights nil-paid (at such time during the rights issue as the Committee thinks fit) as will enable the Participant to acquire with the proceeds of sale the remainder of the Participant’s rights entitlement PROVIDED THAT the Participant may elect to take up in a personal capacity the rights that would have been sold (and such Shares will not be subject to this Plan) subject to the Participant providing sufficient funds to give effect to his obligation under the first part of this sub-paragraph (i);

(ii)	in the event of receipt of cash (other than dividends paid in the normal course) or securities (other than Shares) in respect of Shares (on a demerger or other reorganisation of the share capital of a Qualifying Company), the Committee will in its absolute discretion determine whether such cash or securities will be released to the Participant or whether the nominee holding Shares on behalf of the Participant will be required to apply that cash (or the proceeds of sale of such securities), after allowing for tax thereon, in the purchase of further Investment Shares to be held on behalf of the Participant.
16. Source of Shares
Shares required to satisfy the rights of Participants with respect to Investment Shares and Matching Share Awards will be from purchases on a recognised stock exchange. No new Shares will be issued or Shares transferred out of treasury in connection with the Plan.
17. Rights attaching to shares transferred pursuant to Matching Share Awards
17.1 All Shares transferred upon the Vesting of a Matching Share Award will rank pari passu in all respects with the Shares in issue at the date of Vesting save as regards any rights attaching to such Shares by reference to a record date prior to the date of Vesting.
17.2 Any Shares acquired on the Vesting of Matching Share Awards will be subject to the articles of association of the relevant Qualifying Company from time to time.

18. Administration and Amendment
18.1 The decision of the Committee will be final and binding in all matters relating to the Plan including the exercise of any discretion under the Plan, the interpretation of the Plan and any dispute relating to any matter in connection with the Plan.
18.2 The Committee may at any time discontinue the grant of further Matching Share Awards or amend any of the provisions of the Plan in any way it thinks fit and such changes may affect Matching Share Awards already granted, provided that:
(a)	the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with their prior consent; and

(b)	no amendment which in the reasonable opinion of the Committee is to the advantage of Employees or Participants may be made to:
(i)	the definition of Employee ;

(ii)	the maximum entitlement of a Participant under the Plan;

(iii)	the maximum limit on the number of Shares which can be awarded under the Plan;

(iv)	the basis for determining a Participant’s entitlement to Shares under the Plan and the terms on which Shares can be acquired;

(v)	the terms of Shares to be provided under the Plan;

(vi)	the adjustment provisions in Rule 15 of the Plan;
without the prior approval of the RE PLC (and if appropriate RE NV) in general meeting (aa) except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation, to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any member of the Group, or (bb) as otherwise permitted under these Rules; and
(c)	without prejudice to any provision of the Plan which provides for the lapse of a Matching Share Award, the Committee may not cancel a Matching Share Award unless the Participant agrees in writing to such cancellation.
19. General
Trustee Funding
19.1 Any member of the Group may provide money for the purpose of acquiring Shares to satisfy Matching Share Awards (and will if requested to do so by the Committee) before the date specified by the Committee for purchase of Shares comprised in Matching Share Awards. The Company will be under no obligation to purchase the Shares comprised in a Matching Share Award at or around the Date of Grant but will procure that there are sufficient Shares available for transfer to satisfy a Matching Share Award by the date of Vesting.
Discretionary Nature of the Plan

19.2 The rights and obligations of a Participant under the terms and conditions of his office or employment will not be affected by his participation in the Plan or any right he may have to participate in the Plan.
19.3 Participation in the Plan does not imply any rights to receive Matching Share Awards on the same or any other basis in any other year.
19.4 The terms of the Plan do not entitle the Participant to the exercise of any discretion in his favour.
19.5 Each Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any member of the Group for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise or may arise from his ceasing to have rights or be entitled to Shares hereunder as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment will be varied accordingly.
Changes to a Qualifying Company’s capital structure
19.6 The existence of any Matching Share Award will not affect in any way the right or power of the Company, or the Qualifying Companies or their shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s or either of the Qualifying Company’s capital structure, or any merger or consolidation of the Company or Qualifying Companies, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or Qualifying Companies or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
Notices
19.7 Any notice or other document required to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by email or fax to any email address or fax number according to the records of his employing company or, in either case, such other address as may appear to the Company to be appropriate.
19.8 Notices sent by post to a Participant in the UK or US will be deemed to have been given two days after the date of posting. However, notices sent to a Participant in other countries will be deemed to have been given on the seventh day after the date of posting.
19.9 Notices sent by email or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day following sending.
19.10 Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email or fax to any email address or fax number notified to the sender.

19.11 All Share certificates and other communications relating to the Plan will be sent at the Participant’s risk.
No transfer of Matching Share Awards
19.12 A Participant may not transfer, assign, charge or otherwise dispose of Matching Share Awards, or any rights in respect of them, except on the transmission of Matching Share Awards on the death of a Participant to his personal representatives or the assignment of a Matching Share Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes. Any such attempted transfer will result in the lapse of the Matching Share Award.
Awards Non-Pensionable
19.13 Matching Share Awards and Dividend Equivalents under the Plan are not pensionable.
Taxation
19.14 Any liability of a Participant to taxation in respect of Investment Shares or a Matching Share Award will be for the account of the relevant Participant. By accepting a Matching Share Award, a Participant agrees to comply with any arrangements specified by the Company for the payment of taxation (including, without limitation, arranging the sale of sufficient Shares to enable the Company or any member of the Group to satisfy its obligations in respect of deduction of taxation at source) and to enter into any election specified by the Company under Chapter 2 of Part 7 of the Income Tax (Employment & Pensions) Act 2003 in respect of shares to which he is or may become entitled under the Plan.
Stamp Duty
19.15 The Participant will bear all dealing costs and stamp duty relating to the purchase of Investment Shares under the Plan. The Company will bear all dealing costs and stamp duty relating to the purchase and release of Shares in respect of a Matching Share Award under the Plan.
Expiry of Plan
19.16 No Matching Share Award will be granted under the Plan later than the tenth anniversary of the Adoption Date.
Data Protection
19.17 By accepting the grant of a Matching Share Award, a Participant consents to the holding and processing of personal data provided by him to the Company, a Qualifying Company or any member of the Group, and any other persons for all purposes related to the operation of the Plan and acknowledges that the personal information may be transferred to, and stored at, a destination outside the European Economic Area (“EEA”), and may also be processed by staff operating outside the EEA who work for the Company, a Qualifying Company, a member of the Group or for one of their service providers. The Company will take all steps reasonably necessary to ensure that a Participant’s personal data is treated securely under appropriate contractual arrangements.

Governing Law
19.18 These Rules will be governed by and construed in accordance with English law.

SCHEDULE 1
Performance Target
General
1. The following provisions shall apply to Matching Share Awards granted under the Plan, unless the Committee determines otherwise at the Date of Grant in respect of any Matching Share Award.
2. Except as otherwise provided for in the Rules, the Performance Targets applicable to Matching Share Awards will be measured after the end of the Performance Period for such Matching Share Award.
3. There are two separate measures of equal weighting: a Return on Invested Capital measure (ROIC Measure) and an Adjusted Earnings per Share measure (EPS Measure).
4. To the extent that the Performance Target is not satisfied, Matching Share Awards will lapse.
The ROIC Measure
5.1 The Vesting of one half of the Matching Share Award relates to the percentage return on invested capital of the combined businesses of the Qualifying Companies. Vesting relates to the percentage ROIC for the last financial year of the relevant Performance Period. The portion of a Matching Share Award subject to the ROIC Measure is referred to as the ‘ROIC Tranche’.
5.2 With respect to Matching Share Awards granted in 2010, for any part of the ROIC Tranche to Vest, the percentage ROIC for financial year 2012 must exceed the percentage ROIC for financial year 2009, calculated on the same basis.
5.3 The following definitions are relevant for ROIC:
(i)	Invested capital = arithmetic average of the opening and closing capital employed stated before financing and tax balances for the combined businesses of the Qualifying Companies adjusted for major acquisition timing for the financial year with all cumulative amortisation and impairment charges for acquired intangible assets and goodwill added back and excluding the gross up to goodwill in respect of deferred tax liabilities established on the acquisition of intangible assets retranslated at the average and hedge exchange rates applicable to the financial year before the start of the Performance Period. In addition, any exceptional restructuring and acquisition related charges (net of tax) over the Performance Period are capitalised for these purposes and the effect of changes in exchange rates and movements in the net pension deficits are excluded.

(ii)	Return = adjusted operating profit for the combined businesses of the Qualifying Companies before amortisation and impairment of acquired intangible assets and goodwill, exceptional restructuring and acquisition related charges and grossed up to exclude the equity share of taxes in joint ventures and further adjusted to exclude movements in the net pension financing credit, after applying the effective rate of tax used for adjusted earnings calculations and using exchange rates to match those used in the calculation of invested capital.
In order to ensure that the performance score achieved is a fair reflection of underlying business performance, the Committee retains discretion to determine the treatment of major disposals and acquisitions that require board approval. Any significant adjustments made to the final performance score will be disclosed to shareholders.
5.4 The number of Matching Shares comprised in the ROIC Tranche which is capable of Vesting will be determined as follows:

ROIC percentage
measured in respect of	Vesting
last financial year of the	percentage of
Performance Period	ROIC Tranche
Below 10.2%	0%
10.2%	50%
11.2% or above	100%
5.5 Vesting is on a straight-line basis for performance between the minimum and maximum levels.
The EPS Measure
6.1 The Vesting of one half of the Matching Share Award relates to the average growth in Adjusted Earnings per Share at constant currencies (Adjusted EPS) of the Qualifying Companies measured over, save as provided for in 6.2 below, the Performance Period. The portion of a Matching Share Award subject to the EPS Measure is referred to as the ‘EPS Tranche’.
6.2 For Matching Share Awards granted in 2010, Average Adjusted EPS Growth is measured over financial years 2011 and 2012 of the Qualifying Companies. In addition, for any part of the EPS Tranche of the 2010 Matching Share Award to Vest, Average Adjusted EPS Growth must be positive over the three financial years of the Qualifying Companies ending 31 December 2012.
6.3 The following definitions apply in respect of Adjusted EPS:
(i)	Adjusted EPS Growth = the arithmetic mean of the growth in Adjusted EPS at constant currencies achieved by the Qualifying Companies over a relevant financial year;

(ii)	Average Adjusted EPS Growth = the average of the Adjusted EPS Growth over the relevant period of measurement;

(iii)	Adjusted Earnings = adjusted reported earnings. Adjustments include amortisation and impairment of acquired intangible assets and goodwill, exceptional restructuring and acquisition related charges, gains/losses on business disposals and other non-operating items, related tax effects and movements in deferred tax balances not expected to crystallise in the near term. The Committee retains discretion to adjust for changes in the net pension financing credit;
(iv)	Adjusted Earnings Per Share = Adjusted Earnings divided by the Number of Shares;

(v)	Number of Shares = weighted average number of shares in issue excluding shares held in treasury or by the Reed Elsevier Group plc Employee Benefit Trust; and

(vi)	Constant currencies = refers to measurement at constant rates of exchange using the prior full year average and hedge rates.
The Committee has discretion to adjust this definition of Adjusted EPS to take account of any changes in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.
6.4 The number of Matching Shares in the EPS Tranche which is capable of Vesting will be determined as follows:

Vesting
percentage of
Average Adjusted EPS Growth	EPS Tranche
Below 4% per annum	0%
4% per annum	50%
9% or above per annum	100%
6.5 Vesting is on a straight-line basis for performance between the minimum and maximum levels.
Determining satisfaction of targets at end of performance period
7. Following the end of the relevant Performance Period the Committee shall calculate and confirm with the auditors the Average Adjusted EPS Growth and ROIC over the relevant period of measurement.
Adjustments
8.1 The Committee may make such adjustments to the Performance Target applicable to outstanding Matching Share Awards as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Target, or any part of it, is no longer a fair measure of performance. The amended Performance Target shall be at least as challenging as the one originally set.
8.2 The Committee has discretion to adjust the definition or method of calculation of Adjusted EPS and ROIC (or any other applicable term or measure) as set out in this Schedule to take account of any changes in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.
8.3 Without prejudice to the generality of paragraphs 8.1, 8.2 and 9, the Committee may, in consultation with the auditors, make the following adjustments in relation to the calculations to be carried out in accordance with this Schedule:
(a)	any adjustments it considers appropriate if an event occurs giving rise to an adjustment of Awards under Rule 15 of the Plan; and

(b)	any adjustments it considers appropriate if there is any modification in relation to the relevant international accounting standard used to calculate EPS or ROIC.
Overriding Power
9. In determining the level of Vesting of a Matching Share Award under the Plan, the Committee will take into account the overall business performance of the Qualifying Companies and the Group over the relevant performance period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome.

SCHEDULE 2
US Participants
This Schedule was adopted by the directors of Reed Elsevier Group plc on 21 April 2010.
The Rules of the Plan apply to Matching Share Awards granted to US Participants subject to the modifications contained in this Schedule.
(A)	In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules unless modified by this Schedule.

(B)	US Participant. Rule 1 is revised by the addition of the following definition of “US Participant”:

US Participant means a Participant who is subject to United States taxation by reason of being a United States national, or resident in the United States for United States tax purposes;

(C)	“Retirement” means, for the purposes of the application of Rule 8.2(b) of the Plan, in relation to a US Participant, circumstances which the Committee determines on a case by case basis and in its absolute discretion to constitute retirement (irrespective of whether or not applicable retirement eligible criteria have been met);

(D)	Release of Shares. Rule 6.2 shall have the additional requirement that if Shares are to be released to a US Participant, they shall in all instances be released no later than March 15 of the year following the year in which the Investment Period ceases.

(E)	Dividend Equivalent — Cash Payment. Rule 7.2(c) shall have the additional requirement that any cash payment to the US Participant under this Rule shall in all instances be released no later than March 15 of the year following the year in which the Investment Period ceases.

(F)	Dividend Equivalent — Shares in Lieu of Cash. Rule 7.3 shall have the additional requirement that if Shares are to be released to a US Participant in lieu of cash, they shall in all instances be released no later than March 15 of the year following the year in which the Investment Period ceases.

(G)	Approved Leaver. Rule 8.2 shall have the additional requirement that the Shares released to a US Participant shall in all instances be transferred to the US Participant on or before March 15 of the year following the year in which the Investment Period ceases.

(H)	Death, Injury, Disability and Ill-health. Rule 8.4 shall have the additional requirement that the Shares released to a US Participant or to a US Participant’s personal representative following the US

Participant’s cessation of employment by reason of death, injury, disability or ill-health shall in all instances be transferred to the US Participant or the US Participant’s personal representative on or before March 15 of the year following the year in which the US Participant’s cessation of employment occurs.
(I)	Award Rollover. Except to the extent consistent with the requirements of Section 409A of the United States Internal Revenue Code (“Code”) for the deferral of compensation without penalty or additional tax or unless an exception to the application of Code Section 409A applies, Rule 13 shall not apply to any Matching Share Award held by a US Participant if, at the time the election provided by Rule 13 is available to the US Participant, it has Vested. In such case, the Rules of the Plan shall apply to the Matching Share Award without regard to Rule 13.

(J)	Application of Code Section 409A. Although neither the Committee nor any member of the Group guarantees any particular tax treatment to a US Participant, Matching Share Awards, granted pursuant to this Schedule are intended to be exempt from Section 409A of the United States Internal Revenue Code under the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the United States Income Tax Regulations (which requires, in the case of an employer with a fiscal year ending 31 December, that Shares in satisfaction of a Matching Share Award be transferred to the US Participant no later than March 15 of the calendar year following the calendar year in which the award is no longer subject to a substantial risk of lapsing) and shall be limited, construed and interpreted in accordance with such intent.

SCHEDULE 3
ELSEVIER REED FINANCE BV
The Rules of the Plan apply to Matching Share Awards granted to employees of Elsevier Reed Finance BV (“ERF”), or of companies under the Control of ERF, subject to the modifications contained in this Schedule.
(A)	In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules unless modified by this Schedule.

(B)	The definition of Group shall be construed as including ERF and every company which is under the Control or ERF.

(C)	Matching Share Awards shall not be granted under this Schedule without the agreement of the supervisory board of ERF.

SCHEDULE 4
French Participants
This Schedule was adopted by the directors of Reed Elsevier Group plc on 21 April 2010.
The purpose of this Schedule is to make certain variations to the terms of the Plan in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L.225-197-1 et seq. of the French Commercial Code (FCC)) to qualify for favourable income tax and social security treatment in France.
The Rules of the Plan apply to Matching Share Awards granted to French participants subject to the modifications contained in this Schedule.
1.	Definitions

1.1	The definitions of Matching Share Award and Group in Rule 1.1 are deleted and replaced with the following definitions:

Matching Share Award means a non-transferable, unfunded and conditional right granted under Rule 4 to receive Shares without payment and references to Matching Shares will be construed accordingly;

Group means the Company and (i) any company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; and (ii) any company holding, directly or indirectly, at least 10 per cent of the share capital or voting rights of the Company and (iii) any company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company and member of the Group will be construed accordingly;

1.2	The following new definitions will be added for the purpose of Matching Share Awards granted under this Schedule:

Defined Disability means a disability of the second or third category under the meaning of Article L.341-4 of the French Social Security Code;

Eligible Individual means:
•	any salaried employee of a member of the Group, or a corporate officer holding the duties of Chairman of the Board, General Manager, Deputy General Managers, or member of the Directory Board or Manager (respectively President du Conseil d’administration, Directeur Général, Directeurs Généraux Délégués, membres du Directoire and Gérant) of any member of the Group,

•	who is a salaried employee of the Company or any member of the Group who does not hold 10% or more (taking into account any unvested Matching Share Awards under this Plan or any other share plan subject to provisions of articles L.225-197-1 et seq. of the FCC) of the share capital of RE NV or RE PLC, or would, as a result of a grant being made under this Plan, hold 10% or more of the share capital of RE NV or RE PLC.
Holding Period means a two-year period following the transfer of Shares under the Plan to a Participant, during which the Shares cannot be sold, transferred or otherwise disposed of;

2.	Rule 2 (Eligibility)

In Rule 2, the word “Employee” will be replaced by “Eligible Individual”.

3.	Rule 6 (Normal Vesting of Matching Share Awards)

3.1	Rule 6.1 shall be supplemented with the following provision:

“The Normal Vesting Date for Matching Share Awards will not be before the second anniversary of the Date of Grant. Furthermore, if a Matching Share Award would otherwise Vest in accordance with any provision of the Plan or of this Schedule 4 (except as provided under Rule 8.5, as amended by paragraph 6.1 of this Schedule 4, (death and Defined Disability)) before the second anniversary of the Date of Grant, the Matching Share Award will not so Vest but will continue until the second anniversary of the Date of Grant, or a later date as determined by the Committee, when it will Vest”.

3.2	Rule 6.2 will be deleted and replaced with the following:

“The Investment Shares will be released to the Participant as soon as reasonably practicable following the Normal Vesting Date along with the Dividend Equivalent which a Participant is entitled to under Rule 7 and subject to paragraph 4 of this Schedule.

Any Vested Matching Shares will be transferred, as soon as reasonably practicable after that date, subject to any Dealing Restrictions, to a share account administered in the name of and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants will have full shareholder voting and dividend rights on the transferred Matching Shares.

Any Matching Shares transferred will be held by the account keeper on behalf of the Participant for the duration of the Holding Period, except as provided under Rule 8.5, as amended by paragraph 6.1 of this Schedule 4, (death and Defined Disability), or as otherwise provided for in the FCC or in the French tax Code as an exception to the Holding Period.

On expiry of the Holding Period, the participant will be free to dispose of the Matching Shares.”
4.	Rule 7 (Entitlement to Dividend Equivalents)
A Matching Share Award granted under this Schedule shall only be granted on the basis that it carries a right to Dividend Equivalents to the extent permitted under the FCC and the French Tax Code and without jeopardising the favourable tax and social security regime applicable to the related Matching Share Awards.

5.	Rules 8.2 and 8.3 (Approved Leaver)

5.1	Matching Shares which Vest in accordance with Rule 8.2 will be subject to the Holding Period.

5.2	Rule 8.3 will not apply to Matching Share Awards granted under this Schedule.

6.	Rules 8.4 and 8.5 (Death, Injury, Disability and ill-health)

6.1	Rules 8.4 and 8.5 will be deleted and replaced with the following new Rules:

8.4 Except as otherwise provided in these Rules, in the event that the Participant ceases to be an Employee before the Normal Vesting Date by reason of injury, disability or ill-health (excluding Defined Disability), the Participant’s Matching Share Award and Investment Shares will be treated in accordance with Rule 8.2 and any Matching Shares which Vest will be subject to the Holding Period.

8.5 Notwithstanding any other Rule of the Plan, where a Participant ceases employment before the Normal Vesting Date by reason of death or Defined Disability:
a)	the Matching Share Award will Vest over a Pro-rated Number of Shares subject to an assessment of performance based on progress made against the Performance Target at the Termination Date as determined by the Committee in its absolute discretion. Such determination will take place as soon as practicable after the Termination Date and to the extent that the Matching Share Award does not Vest on the date of determination, it will immediately lapse; or

b)	the Performance Target will be waived and/or the Matching Share Award will Vest in full on or shortly after the Termination Date as determined by the Committee. To the extent that the Matching Share Award does not Vest, it will immediately lapse.
Any Matching Shares which Vest in accordance with this Rule 8.5 will be transferred to the Participant (or, in the case of death, to the personal representatives of the Participant) as soon as practicable following Vesting, and will not be subject to any Holding Period.

The Investment Shares will be released in full to the Participant (or, in the case of death, to the personal representatives of the Participant) as soon as reasonably practicable following the termination Date.
7.	Rules 10, 11, 12, 13, 14 and 15 (Change of Control, Internal Reorganisation, Rollover, Winding up, Adjustment of Awards)

Rules 10, 11, 12, 13, 14 and 15 of the Plan will apply in accordance with Article L.225-197-1-III of the FCC to the extent that the Committee intends the Matching Share Awards to maintain favourable tax treatment under this

Schedule 4. However, in the event the Committee does not intend to maintain such favourable tax treatment, Rules 10, 11, 12, 13, 14 and 15 of the Plan will prevail notwithstanding any possible detrimental tax or social security consequences for the Participant.
8.	Rule 18 (Administration and Amendment)

A new Rule 18.2(d) will be added as follows:

(d) changes do not affect the French qualifying status of the Matching Share Awards granted under Schedule 4 and provided that no such changes will adversely affect the rights of any Participant without such Participant’s consent”

9.	Rule 19.12 (No transfer of Matching Share Awards)

In Rule 19.12, the following words will be deleted:

“or the assignment of a Matching Share Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes”

10.	Rule 19.14 (Taxation)

In Rule 19.14, the following words will be deleted:

“and to enter into any election specified by the Company under Chapter 2 of Part 7 of the Income Tax (employment & Pensions) Act 2003 in respect of shares to which he is or may become entitled under the Plan”

In Rule 5.1, the wording after (ii) will be deleted.

11.	Severability
The terms of the Plan, as amended by this Schedule 4, are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

SCHEDULE 5
Cash Alternative
If deemed necessary in order to ensure compliance with tax and legal country specific requirements (e.g. exchange control and securities laws) in the countries in which the Plan operates then, notwithstanding any provision to the contrary in these Rules:
(A)	The Committee may decide to satisfy a Matching Share Award by paying to the Participant an amount equal to the market value (as determined in its discretion) of the number of Shares which would otherwise be transferred following Vesting or an amount determined on such other reasonable basis as the Committee may decide (which could for example, allow for the deduction of any applicable expenses).

(B)	The Committee may grant a Matching Share Award on the basis that it will be satisfied in cash, as opposed to Shares, as set out in (A) above.